Exhibit 10.32

[FORM OF 2009 CITI STOCK PAYMENT PROGRAM NOTIFICATION]

2009 Citi Stock Payment Program Notification

1. Stock Payment Notification. Citigroup Inc. (“Citigroup”) hereby notifies {NAME} (the “Participant”), of the award of the stock payment summarized below, pursuant to the terms of the 2009 Citi Stock Payment Program (the “Program”) and the Citigroup 2009 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). The terms, conditions and restrictions of your stock payment are contained in this Stock Payment Notification, including the attached Appendices (together, the “Notification”), and are summarized, along with additional information, in the 2009 Citi Stock Payment Program for awards granted on December 30, 2009, and any applicable prospectus supplements (together, a “Prospectus”).

2. Stock Payment Award Summary*

Award Date:	December 30, 2009
Number of Shares:	{# SHARES}
Vesting Date:	December 30, 2009
Transfer Dates:	See the Transfer Date Appendix

CITIGROUP INC.

By:
[Name]
[Title]

*The terms, conditions and restrictions applicable to your stock payment, including the transfer restrictions applicable to your stock payment, are contained in this Notification, which includes the Appendices hereto, and are also summarized in the Prospectus

CITI STOCK PAYMENT PROGRAM NOTIFICATION APPENDIX

This Appendix constitutes part of the Stock Payment Notification (the “Notification”) and is applicable to the stock payment award summarized on the first page of this Notification. This Appendix sets forth the terms and conditions and other information applicable to the award of a stock payment made to Participant under the Program, as described in the Stock Payment Award Summary on page 1. Awards of stock payments are hereinafter referred to as “Awards”. All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as “shares” or “Citigroup stock”). The “Company”, for purposes of this Notification, shall mean Citigroup and its subsidiaries that participate in the Program.

1. Terms and Conditions. The terms, conditions, and restrictions of the Award are set forth below. Certain of these provisions, along with other important information, are summarized in the 2009 Citi Stock Payment Program for awards granted on December 30, 2009, and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, restrictions on the transfer of shares subject to an Award, and additional restrictions or a potential modification or waiver of Participant’s rights to the shares subject to an Award, if required by the applicable provisions of the Emergency Economic Stabilization Act of 2008, as amended, or the terms of any relief provided thereunder that regulate Citigroup’s policies and practices with respect to corporate governance and executive compensation, as further described below.

Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant. Participant understands that the Award is expressly made in lieu of the payment of cash salary.

2. Distribution Date. Subject to Section 4 below, vested shares subject to an Award will be distributed to Participant as soon as is reasonably practicable after the applicable transfer dates indicated in the Stock Payment Award Summary on page 1.

3. Fractional Shares. Fractional shares shall be treated in the manner described in the Prospectus.

4. Transfer Dates. Prior to the transfer dates indicated in the Transfer Date Appendix, attached hereto, the shares subject to an Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, and no such shares or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.

5. Stockholder Rights. Participant shall have the same rights as a stockholder of Citigroup over any shares covered by an Award, except as described in Section 4 regarding the application of transfer restrictions.

6. Consent to Electronic Delivery. In lieu of receiving documents in paper format, by accepting an Award Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, payment notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with an Award. Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

7. Plan Administration. The Award described in this Notification has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award will be from the shares available for grant pursuant to the terms of the Plan. This Notification (including the Appendices) constitutes an Award Agreement for pursuant to Section 14 of the Plan.

8. Taxes and Tax Residency Status. By accepting an Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. If Participant is an employee in one of Citigroup’s expatriate programs, he or she agrees to pay all applicable income and/or social taxes and file all tax returns in accordance with the applicable expatriate policy.

9. Entire Agreement; No Right to Employment. The Prospectus and the Notification constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company. Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

10. Amendment. The Personnel & Compensation Committee of the Board of Directors of Citigroup (the “Committee”) may, in its sole discretion, modify, amend, terminate or suspend the Award or the Program at any time, except that no termination, suspension, modification or amendment of the Award or the Program shall (i) cause the Award or the Program to become subject to, or violate, Section 409A of the Code, or (ii) adversely affect Participant’s rights with respect to the Award, as determined by the Committee, without Participant’s written consent.

11. Arbitration; Conflict; Governing Law. Any disputes related to an Award shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion. In the event of a conflict between the Prospectus and this Notification, this Notification shall control. In the event of a conflict between this Notification and the Plan, the Plan shall control. This Notification shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

12. Compliance with Emergency Economic Stabilization Act of 2008. If Participant and any Award governed by this Notification are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, determinations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any Award provided for by this Notification must comply with EESA, and that this Notification shall be interpreted or reformed to so comply. If the making of any Award pursuant to this Notification would violate EESA, or if the making of such Award may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, Participant shall be deemed to have waived his or her right to such Award. In addition, if applicable, the Award will be subject to forfeiture or repayment if the Award is based on performance metrics that are later determined to be materially inaccurate. If applicable, Participant also hereby grants to the U. S. Treasury (or other body of the U.S. government) and to the Company a waiver releasing the U.S. Treasury (or other body) and the Company from any claims that Participant may otherwise have as a result of the issuance of any regulations, determinations or interpretations that adversely modify the terms of the Award or any benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any regulations, determinations or interpretations that may from time to time be promulgated thereunder, or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

13. Disclosure Regarding Use of Personal Information and Participant’s Consent.

     (a) Definition and Use of “Personal Information.” In connection with the grant of this Award, or any other equity program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its equity programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity programs, including local and regional equity coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

     (b) Participant’s Consent. BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY AWARDS OR PAYMENTS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD OR PAYMENT WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS AWARD OR ANY OTHER PAYMENT OR EQUITY AWARD, AS DESCRIBED ABOVE.

***

TRANSFER DATE APPENDIX

This Appendix constitutes part of the Stock Payment Notification (the “Notification”) and is applicable to the stock payment award summarized on the first page of this Notification. This Appendix sets forth the transfer dates for the award of a stock payment made to Participant under the Program, as described in the Stock Payment Award Summary on page 1.

Transfer Date Assuming

{# of shares} on Jan 20, 2010
{# of shares} on Feb 20, 2010
{# of shares} on Mar 20, 2010
{# of shares} on Apr 20, 2010
{# of shares} on May 20, 2010
{# of shares} on Jun 20, 2010
{# of shares} on July 20, 2010
{# of shares} on Aug 20, 2010
{# of shares} on Sep 20, 2010
{# of shares} on Oct 20, 2010
{# of shares} on Nov 20, 2010
{# of shares} on Dec 20, 2010